EXHIBIT 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX REVISES SEPTEMBER QUARTER SALES GUIDANCE

SAN JOSE, CA, OCTOBER 10, 2005 — Xilinx, Inc. (Nasdaq: XLNX) today updated September quarter fiscal 2006 sales guidance.

•                  September quarter sales are expected to be down 1% - 2% sequentially, below prior guidance of flat to up 4% sequentially.

•                  Turns business during the month of September was less than forecast.  Sales from companies with manufacturing operations in Asia Pacific decreased double digits sequentially.  Sales of mainstream products were also lower than expected.

•                  Sales from 90nm products are still expected to be approximately 10% of total revenues.

•                  Gross margin is expected to be in line with prior guidance of 61% to 62%.

Additional commentary regarding the September quarter and guidance for the December quarter will be provided during the Company’s upcoming conference call on October 20, 2005.

This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, higher-than-anticipated product delinquencies, more customer volume discounts than expected, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to secure meaningful wafer and test capacity from our suppliers, our ability to successfully manage production at multiple foundries, currency fluctuations and their respective impact to customer purchasing power, variability in wafer pricing, and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

#0595